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                                                                   Exhibit 99(g)


                             PETER D. LOWENSTEIN
                               ATTORNEY AT LAW
                         TWO GREENWICH PLAZA, SUITE 100
                          GREENWICH, CONNECTICUT 06830
                                203 622-3932
                              FAX 203 622-0321


                                                              February 19, 1999


The Value Line Cash Fund, Inc.
220 East 42nd Street
New York, NY 10017


Gentlemen:

     I have acted as special counsel to The Value Line Cash Fund, Inc., a Maryland corporation (the "Fund"), in connection with certain matters, including the issuance of shares of its common stock, $.10 par value (the "Common Stock").

     As special counsel for the Fund, I am familiar with its Charter and By-laws. I have examined the prospectus included in Post-Effective Amendment No. 22 to its Registration Statement on Form N-1A, File No. 2-71066 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). I have further examined and relied upon a certificate of the Maryland Statement Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     I have also examined and relied upon such corporate records of the Fund and other document and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

     Based on such examination, I am of the opinion and so advise you that:

          1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

          2. The shares of Common Stock of the Fund to be offered for sale pursuant to the Prospectus are to the extent of the number of shares authorized to be issued, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.


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     I am a member of the bars of the States of Connecticut and New York and I do not purport to be an expert in, and express no opinion with respect to, the laws of any jurisdiction other than the federal laws of the United
States and the laws of the States of Connecticut and New York.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Peter D. Lowenstein
                                            ------------------------
                                            Peter D. Lowenstein


PDL:psp


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